RULE 424 (B) (2)
                     REGISTRATION STATEMENT NO. 333-47179

PRICING SUPPLEMENT NO.        0006      , DATED       August 10,      1998.
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TO PROSPECTUS DATED APRIL 9, 1998 AND PROSPECTUS SUPPLEMENT DATED APRIL 9,
1998.
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                              MBNA CORPORATION

  SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FIXED RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #:  55263EBT1
ISSUE PRICE: 100%
DISCOUNT:  n/a
AGENT'S COMMISSION:  .135%

REPAYMENT INFORMATION: XX  SENIOR NOTES         SUBORDINATED NOTES
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FORM:  XX  BOOK ENTRY     CERTIFICATE
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ORIGINAL ISSUE DATE:     8/13/98
        (Settlement Date)

STATED MATURITY:    8/13/01

REPURCHASE PRICE:  N/A
(For Discount Securities)

SPECIFIED CURRENCY:  XX  US DOLLARS        OTHER
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INTEREST RATE PER ANNUM: 6.12%

AMORTIZING NOTE:     YES   XX NO
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INTEREST PAYMENT DATES: Each February 13 and August 13 and on the Maturity Date
commencing on February 13, 1999.

REGULAR RECORD DATES: February 1 and August 1 of each year

DENOMINATION INFORMATION: Notes denominated in US dollars will be issuable in denominations of $100,000 and integral multiples of $1,000 in excess thereof

REDEMPTION INFORMATION:  Non-Callable, Not Extendable or Renewable

The aggregate Principal Amount of this offering is US $15,000,000.00 (which, if the securities offered hereby are denominated in a currency or currency unit other than US dollars, is the equivalent, in the currency or currency units set forth herein, of the principal amount set forth herein and relates only to Pricing Supplement No. 0006). Medium-Term Notes may be issued by the Company in the aggregate principal amount of up to US $2,250,000,000.00 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of US $195,000,000.00 or the equivalent in foreign currencies or foreign currency units of Medium-Term Notes has been issued. Of this amount $0 of Subordinated Medium Term Notes have been issued.

Type of Sale: XX  As Agent       As Principal
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If principal transaction, reoffering at:
       varying prices related to prevailing market prices at the time of resale
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       fixed public offering of     % of Principal Amount
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